3DO

January 31, 2002

Dear Stockholder:

We cordially invite you to attend the special meeting of stockholders of The 3DO Company that will be held on February 26, 2002, at 3:00 p.m. at our headquarters, 100 Cardinal Way, Redwood City, California 94063.

At the Special Meeting you will be asked to approve:

         The issuance of shares of common stock upon conversion of shares of series A redeemable convertible preferred stock, upon payment of dividends, and upon the exercise of the related warrants to the extent such issuance would require stockholder approval under the standards of the Nasdaq National Market System.

Submission of this proposal to our stockholders is required under the terms of our recent financing. The proposal is described more fully in the Proxy Statement, which, along with the formal notice of the Special Meeting is enclosed with this invitation.

Approval of this proposal is critical for our business. Whether or not you plan to attend the special meeting, I urge you to vote by proxy as soon as possible. You may revoke your proxy at any time prior to the meeting. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Trip Hawkins
----------------
W. M. (Trip) Hawkins III
Chairman & Chief Executive Officer

--------------------------------------------------------------------------------

The 3DO Company                                         100 Cardinal Way
                                                        Redwood City, CA  94063
                                                        650-385-3000

                                 THE 3DO COMPANY

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TUESDAY, FEBRUARY 26, 2002
--------------------------------------------------------------------------------

To Our Stockholders:

A Special Meeting of Stockholders of The 3DO Company, a Delaware corporation, will be held on February 26, 2002, at 3:00 p.m. at our headquarters, 100 Cardinal Way, Redwood City, CA 94063. The purpose of the Special Meeting is to obtain approval for:

         The issuance of shares of common stock upon conversion of shares of series A redeemable convertible preferred stock, upon payment of dividends, and upon the exercise of the related warrants to the extent such issuance would require stockholder approval under the standards of the Nasdaq National Market System.

We describe the above item in the attached Proxy Statement. Stockholders who owned our common stock as of the close of business on January 2, 2002, may attend and vote at the meeting. The Board of Directors recommends a vote "FOR" the proposal.

To assure your representation at the meeting, you are urged to vote your shares by designating your proxies as promptly as possible. You may vote by mail, by telephone, or via the Internet by following the instructions on the enclosed proxy card.

It is critical that your shares are represented at this special meeting. Whether or not you plan to attend the meeting, we encourage you to vote by proxy. You may revoke your proxy at any time prior to the meeting. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

                                        By order of the Board of Directors

                                        /s/ William M. (Trip) Hawkins III
                                        William M. (Trip) Hawkins III
                                        Chairman and Chief Executive Officer

Redwood City, California
January 31, 2002

                              QUESTIONS AND ANSWERS

      Although we encourage you to read the enclosed Proxy Statement in its entirety, we include this Question and Answer section to provide some background information and brief answers to several questions you might have about the enclosed proposals. In this Proxy Statement, we refer to The 3DO Company as "3DO," "we," "our," and "us."

Q. WHAT PROPOSALS ARE STOCKHOLDERS BEING ASKED TO CONSIDER AT THE UPCOMING SPECIAL MEETING?

A. We are seeking approval of one proposal. This proposal relates to the private placement of series A redeemable convertible preferred stock and the related warrants, which closed on December 10, 2001. The issuance of shares of common stock upon the conversion of or as dividends on shares of our series A redeemable convertible preferred stock and upon the exercise of the warrants under certain conditions could exceed 20% of our total common shares outstanding prior to the private placement.

Q.    WHY IS 3DO SEEKING STOCKHOLDER APPROVAL FOR THIS PROPOSAL?

A. We are subject to the NASD Marketplace Rules because our common stock is listed on the Nasdaq National Market. One of those rules requires stockholder approval for any issuance of stock at a price below the market price, where the amount of stock being issued is equal to or in excess of 20% of the voting power outstanding. Because of this rule, we are seeking approval to issue common stock upon the conversion of or as dividends on the series A redeemable convertible preferred stock and the exercise of the related warrants in excess of 20% of our total common shares outstanding.

      Nasdaq has orally informed us that we will not be allowed to issue any common stock upon conversion of the series A redeemable convertible preferred stock and exercise of the related warrants until we have obtained stockholder approval. In the alternative, Nasdaq has orally informed us that we may not redeem shares of series A redeemable convertible preferred stock representing 20% or more of the number of shares outstanding at a redemption price greater than 100% of the initial price paid for the shares of series A redeemable convertible preferred stock. These requirements may be inconsistent with the rights of the holders of the series A redeemable convertible preferred stock.

Q.    WHY WAS THE PRIVATE PLACEMENT DONE?

A. We have been struggling in an increasingly challenging business environment to achieve our goal of positive cash flow. As you know, market conditions have made this goal difficult to achieve. In recent months we have taken a number of actions to reduce operating expenses in order to reduce our breakeven point and conserve cash. Actions taken include reductions in force in excess of 150 people, the closure of our Austin, Texas development studio, a reduction in previously planned levels of marketing expense, and the cancellation of several outside development contracts for "unproven" products. However, we determined that we would be unable to reach our goal of positive cash flow without the help of private investors. After extensive discussions with a variety of potential investors, we agreed to the private placement in order to raise the funds we need to continue operations and seek to achieve positive cash flow.

Q.    WHY IS MY VOTE IMPORTANT?

A. Your vote is important because the proposal must receive the affirmative vote of a majority of shares voted or present at the meeting to pass. Unless a majority of the shares outstanding as of the record date are voted or present at the meeting, we will not have a quorum, and we will be unable to transact any business at the Special Meeting. In that event the proposal will not be approved.

Q.    WHAT HAPPENS IF THE PROPOSAL IS APPROVED?

A. If the proposal is approved, then the owners of the series A redeemable convertible preferred stock may, at their option, convert their shares of series A redeemable convertible preferred stock into common stock, and they may exercise their warrants for common stock, even if the number of shares issued exceeds 20% of our total common stock outstanding.

Q.    WHAT IF THE PROPOSAL IS NOT APPROVED?

A. If the proposal does not receive stockholder approval, then 3DO may be required to redeem the series A redeemable convertible preferred stock and the shares of common stock issuable upon exercise of the related warrants for cash if we are unable to issue shares of common stock upon conversion or exercise thereof in excess of 20% of our total common shares outstanding.

                                 THE 3DO COMPANY

               PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed Proxy is solicited on behalf of the Board of Directors of The 3DO Company, a Delaware corporation, for use at the Special Meeting of stockholders to be held Tuesday, February 26, 2002, at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at 3DO's headquarters, 100 Cardinal Way, Redwood City, CA 94063. 3DO's principal executive offices are located at 100 Cardinal Way, Redwood City, CA 94063. 3DO's telephone number is (650) 385-3000. Directions to 3DO may be found on our website at: www.3do.com/companyinfo/direction.html.

      These proxy solicitation materials were mailed on or about January 31, 2002, to all stockholders entitled to vote at the Special Meeting.

Record Date and Share Ownership

      Stockholders of record at the close of business on January 2, 2002, are entitled to notice of the meeting and to vote at the meeting. At the record date, 53,055,036 shares of our common stock were issued and outstanding and held of record by approximately 806 stockholders, and 15,820 shares of our series A redeemable convertible preferred stock were issued and outstanding and held of record by 15 stockholders. The series A redeemable convertible preferred stock has no voting rights.

Solicitation of Proxies

      This solicitation of proxies is made by 3DO, and all related costs will be borne by 3DO. In addition, 3DO may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegraph, or personal solicitations by directors, officers, or employees of 3DO.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of 3DO a written notice of revocation, or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting Procedure

      Each common stockholder is entitled to one vote for each share held by such stockholder on January 2, 2002. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. The approval of the proposal requires the affirmative vote of a majority of those shares present in person or represented by proxy.

      Our Bylaws provide that the holders of a majority of our common stock issued and outstanding on the record date and entitled to vote at the Special Meeting shall constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum. Abstentions will also be considered to be "present in person or represented by proxy," but broker non-votes will not be considered as such. Accordingly, broker non-votes will not affect the outcome of the voting on any matter described in this proxy statement.

Stockholder Proposals

      In order for stockholder nominations for director or other stockholder business to be properly brought before an annual meeting, our Bylaws require that the stockholder give notice in writing to the Secretary of 3DO during the Bylaw Notice Period for such meeting. The Bylaw Notice Period generally runs from the close of business on the 90th day prior to the anniversary of the prior year's annual meeting date until the close of business on the 60th day prior to such anniversary. However, if the next year's meeting date is moved to a date that is either more than 30 days before the anniversary of the prior year's meeting or more than 60 days after such anniversary, then different notice periods apply. In any event, with respect to nominations for director, the notice must include all information about the nominee that would be required to be included in a proxy statement soliciting proxies for the election of directors, as well as a written consent from the nominee to being named in the proxy statement and to serving if elected. With respect to other stockholder business, the notice must contain a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. In all cases, the notice must also provide the name and address of the stockholder (and any beneficial owner) and the class and number of our shares that are owned beneficially and held of record by the stockholder and the beneficial owner. The chairman of the meeting may disregard any nomination or stockholder business that is not made in compliance with our Bylaws.

Deadline for Receipt of Stockholder Proposals

      Proposals of stockholders of 3DO that such stockholders desire to have included in 3DO's proxy materials for its 2002 Annual Meeting of Stockholders must be received by 3DO no later than April 3, 2002, in order that they may be considered for possible inclusion in our proxy statement and form of proxy relating to that meeting.

Rule 14a-5(e)(2) Disclosure
---------------------------
(Company with Advance Notice Provision in the Bylaws)

      If a stockholder wishes to present a proposal at our annual meeting in the year 2002 and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice to us during the period prior to such meeting that is determined in accordance with our Bylaws, as described above in the section entitled "Stockholder Proposals." The Bylaw Notice Period with respect to the 2002 Annual Meeting will run from June 21, 2002, until July 21, 2002, assuming that the annual meeting is held within 30 days before and 60 days after September 19, 2002 (the anniversary of last year's annual meeting). If a stockholder gives notice of a proposal outside of the Bylaw Notice Period, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

                                  PROPOSAL ONE

      APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF SHARES OF SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK, UPON PAYMENT OF DIVIDENDS, AND UPON THE EXERCISE OF THE RELATED WARRANTS TO THE EXTENT SUCH ISSUANCE WOULD REQUIRE STOCKHOLDER APPROVAL UNDER THE STANDARDS OF THE NASDAQ NATIONAL MARKET SYSTEM.

Summary of Private Placement

      On December 10, 2001, we issued a total of 15,820 shares of series A redeemable convertible preferred stock, stated value of $1,000 per share, and warrants to acquire an aggregate of 2,055,587 shares of common stock in a private placement to accredited investors for an aggregate gross purchase price of approximately $15.8 million. The net proceeds of the offering, after expenses, were approximately $15.0 million. We intend to use the proceeds for general corporate purposes and working capital.

      The warrants we issued expire on December 10, 2004, and have an exercise price of $2.77 per share. Additionally, as compensation for services performed as placement agent in connection with the private placement, Gerard Klauer Mattison & Co., Inc. was issued a warrant to purchase up to 306,842 shares of common stock. This warrant expires on December 10, 2006, and has an exercise price of $2.48. If all of these warrants were exercised, we would receive proceeds of approximately $6.45 million. The exercise price and number of shares purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain dilution events. If the warrants are exercised, we intend to use the proceeds for general corporate purposes and working capital.

      The transaction details associated with each investor included in this transaction are as follows:

--------------------------------------------------------------------------------------------------------
                                                Number of       Price Per
                                                Shares of       Share and
                                                Preferred        Related
                  Investor                        Stock          Warrants        Proceeds       Warrants
--------------------------------------------------------------------------------------------------------
HFTP Investment L.L.C.                            9,000         $1,000.00       $9,000,000     1,169,428
--------------------------------------------------------------------------------------------------------
Gaia Offshore Master Fund, Ltd.                   3,500         $1,000.00       $3,500,000       454,777
--------------------------------------------------------------------------------------------------------
Wm. M. Hawkins, Jr., Trustee, Wm. M. & Helen      2,000         $1,000.00       $2,000,000       259,873
S. Hawkins Trust U/A Apr. 25, 1981 (1)
--------------------------------------------------------------------------------------------------------
Michael Marks                                       250         $1,000.00         $250,000        32,484
--------------------------------------------------------------------------------------------------------
Charles W. Romberger                                 95         $1,000.00          $95,000        12,343
--------------------------------------------------------------------------------------------------------
William R. Reid                                     100         $1,000.00         $100,000        12,993
--------------------------------------------------------------------------------------------------------
Duncan O. Naylor and Barbara A. Naylor,
ttees FBO Naylor 1992 Revocable Trust                50         $1,000.00          $50,000         6,496
u/t/a 2/4/92
--------------------------------------------------------------------------------------------------------
Gregory W. Riker and Janis L. Riker                 100         $1,000.00         $100,000        12,993
--------------------------------------------------------------------------------------------------------
Alfred Z. Spector                                   100         $1,000.00         $100,000        12,993
--------------------------------------------------------------------------------------------------------
Charles Schwab & Co., Inc. CUST FBO Fari            100         $1,000.00         $100,000        12,993
Amini, IRA
--------------------------------------------------------------------------------------------------------
Augustus S. Hawkins (2)                             200         $1,000.00         $200,000        25,987
--------------------------------------------------------------------------------------------------------
Mark Lewis                                          100         $1,000.00         $100,000        12,993
--------------------------------------------------------------------------------------------------------
The Posehn Family Trust Dated 10/5/94                50         $1,000.00          $50,000         6,496
--------------------------------------------------------------------------------------------------------
Eugene & Corinne O'Kelly                            125         $1,000.00         $125,000        16,242
--------------------------------------------------------------------------------------------------------
Bruce Zweig                                          50         $1,000.00          $50,000         6,496
--------------------------------------------------------------------------------------------------------
Gerard Klauer Mattison & Co., Inc. (3)               --             $0.00               $0       306,842
--------------------------------------------------------------------------------------------------------

(1) William M. Hawkins, Jr. is the father of William M. Hawkins, III, the chairman of our board of directors and our chief executive officer.
(2) Augustus S. Hawkins is the brother of William M. Hawkins, III, the chairman of our board of directors and our chief executive officer.
(3) Gerard Klauer Mattison & Co., Inc. is a placement agent for the private financing.

Why We Need Stockholder Approval

      In accordance with Rule 4350 of the Nasdaq Marketplace Rules ("Nasdaq Rule 4350"), which requires stockholder approval for the issuance of securities at a price below the market price representing 20% or more of an issuer's outstanding listed securities, and under the terms of the agreement pursuant to which we sold the series A redeemable convertible preferred stock and the related warrants, we are soliciting stockholder approval of the issuance of shares of common stock upon conversion of, or in lieu of cash dividends on, the series A redeemable convertible preferred stock and exercise of the warrants, if the issuance thereof would have otherwise been limited by the rules of the Nasdaq Stock Market. If we obtain stockholder approval, there is no limit on the number of shares that could be issued upon conversion of, or in lieu of cash dividends on, the series A redeemable convertible preferred stock and exercise of the related warrants, and such issuance of shares of common stock will no longer be subject to stockholder approval under Nasdaq Rule 4350. If we do not obtain stockholder approval and, therefore, are not obligated to issue shares representing 20% or more of the number of shares outstanding due to restrictions relating to Nasdaq Rule 4350 that we are otherwise contractually required to issue, we may be required to redeem all or a portion of the series A redeemable convertible preferred stock.

      Nasdaq has orally informed us that we will not be allowed to issue any common stock upon conversion of the series A redeemable convertible preferred stock and exercise of the related warrants until we have obtained stockholder approval. In the alternative, Nasdaq has orally informed us that we may not redeem shares of series A redeemable convertible preferred stock representing 20% or more of the number of shares outstanding at a redemption price greater than 100% of the initial price paid for the shares of series A redeemable convertible preferred stock. These requirements may be inconsistent with the rights of the holders of the series A redeemable convertible preferred stock.

Conversion

      The holders of series A redeemable convertible preferred stock are entitled to convert their shares into common stock at any time. Regardless of whether the holders elect to convert or we require conversion, the number of shares of common stock issuable upon conversion of a series A redeemable convertible preferred share is determined by dividing the sum of $1,000 (the amount paid for that share), plus accrued and unpaid dividends, by the applicable conversion price.

      Subject to certain conditions, we may require the holders to convert their series A redeemable convertible preferred stock into shares of common stock on the date which is 60 business days after December 10, 2004, which date may be extended under some circumstances. If we do not require the holders to convert their shares of series A redeemable convertible preferred stock, then we must redeem them on December 10, 2004.

      The applicable conversion price may vary depending on the date of conversion and is also subject to adjustment under certain conditions. Each share of series A redeemable convertible preferred stock is convertible into shares of common stock at an initial conversion price of $2.77 per share. This initial conversion price represents a 20% premium over the weighted average price of common stock during the 10 days ended December 7, 2001.

      During the period (i) beginning on and including the earlier of (A) the date of effectiveness of the registration on Form S-3 filed with the Securities and Exchange Commission on December 24, 2001, and (B) the date which is 60 days after December 10, 2001, and (ii) ending on and including the later of (X) the date on which the registration statement has been effective for 120 days and (Y) the date on which we deliver a written confirmation to all holders of series A redeemable convertible preferred shares confirming that such registration statement has been effective for 120 days, the conversion price of the series A redeemable convertible preferred stock will be equal to 90% of the average of each daily volume weighted average price of our common stock for the 20 consecutive trading days immediately preceding the date of conversion or, if lower, $2.77.

      During the period beginning on and including the date after the registration statement has been effective for 120 days and ending on and including December 9, 2004, the conversion price of the series A redeemable convertible preferred stock will be equal to 120% of the average of each daily volume weighted average price of our common stock for the 20 consecutive trading days immediately preceding the 120th day following effectiveness of this registration statement.

      During the period beginning on December 10, 2004, the conversion price of the series A redeemable convertible preferred stock will be equal to the average daily volume weighted average price of our common stock on the date of conversion. If the date of conversion is not a trading day, then the conversion price is equal to the average daily volume weighted average price of our common stock on the trading day immediately preceding such conversion date.

      The issuance of shares of common stock upon conversion of the series A redeemable convertible preferred stock and upon exercise of the warrants issued to the holders of series A redeemable convertible preferred stock is limited to an amount which, after giving effect to the conversion or exercise, would cause the holder to beneficially own in excess of 4.99% of the outstanding shares of common stock. This calculation excludes the number of shares of common stock which would be issuable upon conversion of the remaining, nonconverted shares of series A redeemable convertible preferred stock and upon exercise of the remaining, unexercised warrants beneficially owned by the holder and its affiliates.

      To the extent the shares of series A redeemable convertible preferred stock are converted or dividends on the shares of series A redeemable convertible preferred stock are paid in shares of common stock rather than cash, a significant number of additional shares of common stock may be sold into the market, which could decrease the price of our common stock. In that case, we could be required to issue an increasingly greater number of common shares upon future conversions of the shares of series A redeemable preferred stock, sales of which could further depress the price of our common stock.

      If the sale of a large number of shares of common stock issued upon conversion of or as the payment of dividends in lieu of cash on shares of series A redeemable convertible preferred stock results in a decline in the price of our common stock, this event could encourage short sales by the holders of such shares or others. Short sales could place further downward pressure on the price of our common stock.

      The conversion of and the payment of dividends in shares of common stock in lieu of cash on shares of series A redeemable convertible preferred stock may result in substantial dilution to the interest of other holders of our common stock. Even though no holder may convert its shares of series A redeemable convertible preferred stock if upon such conversion such holder, together with its affiliates, would beneficially own more than 4.99% of our outstanding common stock following such conversion (excluding, for purposes of such determination, common shares issuable upon conversion of shares of series A redeemable preferred stock which have not been converted and upon exercise of warrants which have not been exercised), this restriction does not prevent a holder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual holder could eventually sell more than 4.99% of our common stock while never holding more than 4.99% at any specific time.

Dividends

      The shares of series A redeemable convertible preferred stock carry a dividend rate of 5% per annum, payable quarterly beginning on April 1, 2002, or upon conversion or redemption. At our option, the dividends, which are cumulative, may be paid in cash or common stock, subject to satisfaction of certain conditions. If we choose to pay dividends in common stock, the number of shares to be issued in payment of the dividend on the series A redeemable convertible preferred stock will be equal to the accrued but unpaid dividends divided by the applicable dividend conversion price. For purposes of such calculation, the dividend conversion price will be equal to the average of each daily volume weighted average price of our common stock for the 20 consecutive trading days immediately preceding the dividend date.

Maturity

      The shares of series A redeemable convertible preferred stock mature on December 10, 2004, subject to extension in certain circumstances, at which time the shares of series A redeemable convertible preferred stock must be redeemed for cash or, subject to certain conditions, converted at our option. If we elect to redeem any shares of series A redeemable preferred stock outstanding on December 10, 2004, the amount required to be paid will be equal to the price originally paid for such shares, plus accrued and unpaid dividends. If we elect to convert any shares of series A redeemable convertible preferred stock outstanding on December 10, 2004, we will be required to issue shares of common stock in an amount determined as described above.

Redemption

Redemption in Lieu of Conversion

      We have the right, provided certain conditions are satisfied, to redeem for cash any shares of series A redeemable convertible preferred stock that are presented for conversion at a conversion price less than $2.30882. The redemption price per preferred share is equal to the product of (i) the number of shares of common stock which would otherwise be issuable upon conversion of the series A redeemable convertible preferred share on the date such share is presented for conversion and (ii) the weighted average price of our common stock on the date the share is presented for conversion.

Redemption at Our Election

      Subject to certain conditions, on December 10, 2002, and December 10, 2003, we may elect to redeem for cash all of the outstanding shares of series A redeemable convertible preferred stock at a price per share equal to 110% and 105%, respectively, of the initial purchase price of each such share plus accrued but unpaid dividends.

Redemption at the Option of Holders

      A triggering event includes the following:

      o the failure of the registration on Form S-3 filed with the Securities and Exchange Commission on December 24, 2001, to be declared effective by the SEC on or prior to the date which is 120 days after December 10, 2001;

      o while we are required to maintain the effectiveness of the registration statement, a lapse of the effectiveness of the registration statement for any reason for a period of 5 consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

      o we or, at our direction, our transfer agent give notice to a holder of series A redeemable convertible preferred stock that we will not convert such holder's shares into our common stock despite the tender of those shares for conversion in accordance with our certificate of designations;

      o a holder of series A redeemable convertible preferred stock has not received all of the shares of our common stock to which it is entitled prior to the 10th business day after the date of our receipt or deemed receipt of a conversion notice;

      o upon our receipt or deemed receipt of a conversion notice, we are not obligated to issue shares of our common stock upon such conversion because the issuance of such shares would exceed the number of shares of our common stock which we may issue upon conversion of the series A redeemable convertible preferred stock without breaching our obligations under the rules and regulations of the Nasdaq National Market or the market or exchange where our common stock is then traded, subject to certain exceptions;

      o the suspension from trading or failure of our common stock to be listed on the Nasdaq National Market or The New York Stock Exchange, Inc., for a period of 5 consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

      o we breach any term or condition of any agreement, document, certificate or other instrument delivered in connection with the private placement except (i) if the breach would not have a material adverse effect or (ii) if a curable breach continues for a period of at least 10 days; and

      o if we elect to exercise our redemption right or our redemption right in lieu of conversion, we fail to pay the redemption price within 5 business days of the payment due date.

      If a triggering event occurs, the holders of the series A redeemable convertible preferred stock will have the right to require us to redeem for cash all or a portion of any outstanding shares of series A redeemable convertible preferred stock. The redemption price in such a case is the greater of (i) 125% of the initial price paid for the shares of series A redeemable convertible preferred stock plus accrued but unpaid dividends and (ii) the product of (x) the number of shares of our common stock into which the shares of series A redeemable convertible preferred stock are convertible multiplied by (y) the volume weighted average price of our common stock on the trading day immediately before the triggering event occurs.

Redemption Upon a Change of Control

      A change of control includes the following:

      o the consolidation, merger or other business combination of us with or into another entity, subject to certain exceptions;

      o     the sale or transfer of all or substantially all of our assets;

      o a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of our common stock; or

      o the sale, transfer or other disposition by William M. Hawkins III, the chairman of our board of directors and our chief executive officer, of shares of our common stock or voting power or control over shares of our common stock, such that after giving effect to such sale, transfer or other disposition Mr. Hawkins no longer has beneficial ownership of or no longer holds voting power or control over at least 50% of the number of shares of our common stock beneficially held by Mr. Hawkins immediately prior to December 10, 2001, subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions.

      Upon a change of control, each holder of series A redeemable convertible preferred stock has an option to require us to redeem all or a portion of such holder's shares at a price per preferred share equal to the greater of (i) 110% of the initial price paid for the shares plus accrued but unpaid dividends and
(ii) the product of (x) the number of shares of common stock which would otherwise be issuable upon conversion of the shares of series A redeemable convertible preferred stock at the time the holder delivers a notice of redemption to us and (y) the average daily volume weighted average price of our common stock on the trading day immediately before the change of control.

Liquidation Preference

      In the event of our liquidation, dissolution or winding up, the holders of the series A redeemable convertible preferred stock will be entitled to a liquidation preference before any amounts are paid to the holders of common stock. The liquidation preference is equal to the amount originally paid for the series A redeemable convertible preferred stock, or $1,000 per share, plus accrued and unpaid dividends on any outstanding series A redeemable convertible preferred stock.

Voting Rights

      Other than as required by law, the holders of the series A redeemable convertible preferred stock have no voting rights except that the consent of holders of at least two-thirds of the outstanding shares of series A redeemable convertible preferred stock will be required to effect any change in our Certificate of Designations or in our Certificate of Incorporation that would change any of the rights of the series A redeemable convertible preferred stock or to issue any additional shares of series A redeemable convertible preferred stock.

 Where You Can Find Additional Information

      The terms of the series A redeemable convertible preferred stock and related warrants are complex and only briefly summarized in this proxy statement. Stockholders wishing further information concerning the rights, preferences and terms of the series A redeemable convertible preferred stock and related warrants are referred to the documents filed as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 11, 2001, and our registration statement on Form S-3 filed on December 24, 2001.

      In connection with our issuance of the series A redeemable convertible preferred stock and the related warrants, we filed a registration statement on Form S-3 with the Securities and Exchange Commission on December 24, 2001. That registration statement covers the resale of the common stock that is issuable upon conversion of or in lieu of cash dividends on the series A redeemable convertible preferred stock and upon exercise of the related warrants issued by us in the private placement transaction.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF SHARES OF SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK, UPON PAYMENT OF DIVIDENDS AND UPON THE EXERCISE OF THE RELATED WARRANTS.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information regarding beneficial ownership of our Common Stock as of the record date (except as otherwise noted) by (i) each of our directors, (ii) our Chief Executive Officer and the four most highly compensated executive officers who earned more than $100,000 during the fiscal year ended March 31, 2001, and who were still officers of 3DO on the record date, (iii) all of our directors and executive officers as a group, and
(iv) each person or entity who is known by us to own beneficially more than 5% percent of that class of our stock.

      This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated, the address for each stockholder listed in the following table is c/o The 3DO Company, 100 Cardinal Way, Redwood City, California 94063. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned. Applicable percentage ownership of common shares in the following tables is based on 53,055,036 shares of Common Stock outstanding as of the record date. The number does not include shares of treasury stock.

-----------------------------------------------------------------------------------------------------------
                 Five Percent Stockholders,                         Common Shares Beneficially Owned
                                                                    --------------------------------
              Directors and Executive Officers                       Number                 Percent
-----------------------------------------------------------------------------------------------------------
William M. (Trip) Hawkins III                                           24,344,323 (1)       41.1%
-----------------------------------------------------------------------------------------------------------
James Alan Cook                                                            867,651 (2)        1.6%
-----------------------------------------------------------------------------------------------------------
Stephen E. Fowler                                                          391,544 (3)        *
-----------------------------------------------------------------------------------------------------------
Kathleen McElwee                                                           116,889 (4)        *
-----------------------------------------------------------------------------------------------------------
William A. Hall                                                            195,016 (5)        *
-----------------------------------------------------------------------------------------------------------
H. William Jesse, Jr.                                                      194,166 (6)        *
-----------------------------------------------------------------------------------------------------------
David J. Klein                                                             110,000 (7)        *
-----------------------------------------------------------------------------------------------------------
Richard S. F. Lehrberg                                                      12,500 (8)        *
-----------------------------------------------------------------------------------------------------------
All executive officers and directors                                    26,736,679 (9)       43.1%
as a group (10 persons)
-----------------------------------------------------------------------------------------------------------

*Less than 1% of the outstanding shares of Common Stock.

(1) Includes 3,588,252 shares subject to an option exercisable within 60 days of January 2, 2002. Includes 2,582,032 shares subject to warrants exercisable within 60 days of January 2, 2002.
(2) Includes 861,582 shares subject to an option exercisable within 60 days of January 2, 2002.
(3) Includes 361,917 shares subject to an option exercisable within 60 days of January 2, 2002.
(4) Includes 110,833 shares subject to an option exercisable within 60 days of January 2, 2002.
(5) Includes 164,166 shares subject to an option exercisable within 60 days of January 2, 2002.
(6) Includes 159,166 shares subject to an option exercisable within 60 days of January 2, 2002.
(7) Includes 110,000 shares subject to an option exercisable within 60 days of January 2, 2002.
(8) Includes 12,500 shares subject to an option exercisable within 60 days of January 2, 2002.
(9) Includes shares held beneficially by executive officers and directors as shown in the footnotes to the foregoing table. Includes 8,369,281 shares subject to options and warrants exercisable within 60 days of January 2, 2002, by all executive officers and directors.

Other Matters

      We know of no other matters to be submitted to the meeting. Pursuant to our Bylaws, we will only conduct business in the Special Meeting that has been brought before the meeting pursuant to our notice of the Special Meeting.

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